March 27, 1996


Lehman Brothers Institutional Funds Group Trust
One Exchange Place
Boston, Massachusetts  02109

RE:	Rule 24f-2 Notice

Ladies and Gentlemen:

	In connection with the filing by Lehman Brothers Institutional Funds Group Trust (the "Trust"), a Massachusetts business trust, of a Notice (the
 "Notice") pursuant to Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"), for the Trust's fiscal year ended January 31, 1996, you have requested that the undersigned provide the legal opinion required by that Rule.

	In accordance with Rule 24f-2, the Trust has registered an indefinite number of shares of beneficial interest, $.001 par value per share, under the
 Securities Act of 1933, as amended (the "1933 Act").  The purpose of the
 Notice is to make definite the registration of the following shares of each portfolio series of the Trust (collectively, the "Shares") sold in reliance upon the Rule during the fiscal year ended January 31, 1996.

Portfolio
Shares




Prime Money Market Fund
101,053,300,862

Prime Value Money Market Fund
48,293,931,358

Government Obligations Money Market Fund
1,135,393,365

Cash Management Fund
390,297,793

Treasury Instruments Money Market Fund II
5,259,750,375

100 % Treasury Instruments Money Market Fund
120,931,008

Municipal Money Market Fund
2,868,781,903

Tax-Free Money Market Fund
768,747,144

Short Duration U.S. Government Fund
47,847

Floating Rate U.S. Government Fund
0






Lehman Brothers Institutional Funds Group Trust
March 27, 1996
Page Two

	The undersigned is Counsel of First Data Investor Services Group, Inc., Administrator to the Trust, and in such capacity, from time to time and for certain purposes, acts as counsel to the Trust. I have examined copies of the Declaration of Trust, as amended, the By-Laws, votes adopted by its Board of Trustees, and such other records and documents as I have deemed necessary for purposes of this opinion. Furthermore, I have examined a Certificate of the Treasurer of the Trust to the effect that the Trust

	On the basis of the foregoing, and assuming all of the Shares were sold in accordance with the terms of the Trust's Prospectuses in effect at the time of sale, I am of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable. This opinion is for the limited purposes expressed above and should not be deemed to be an expression of opinion as to compliance with the 1933 Act, the 1940 Act or applicable
 State "blue sky" laws in connection with the sales of

	The Trust is an entity of the type commonly known as a "Massachusetts business trust."  Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust.
 However, the Trust's Declaration of Trust provides that if a shareholder of the Trust is charged or held personally liable solely by reason of being or having been a shareholder, the shareholder shall be entitled out of the assets of said Trust to be held harmless from and indemnified ag
 liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.


									Very truly yours,


									/s/ Elizabeth A. Russell
									Elizabeth A. Russell
									Counsel